Filed Pursuant to Rule 424(b)(1)
Registration No. 333-236334

Prospectus Supplement

(to Prospectus dated May 10, 2021)

20,000,000 Shares

Vertiv Holdings Co

Common Stock

The selling stockholder named in this prospectus supplement (the “selling stockholder”) is offering 20,000,000 shares of our Class A common stock, par value $0.0001 per share (the “Class A common stock”). We will not receive any proceeds from the sale of the shares being sold by the selling stockholder. See “Use of Proceeds.”

Our Class A common stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “VRT.” On August 4, 2023, the last sale price of our Class A common stock as reported on the NYSE was $35.71 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” starting on page S-4 of this prospectus supplement, those included in the accompanying prospectus and those incorporated by reference in the prospectus supplement to read about risks you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriter has agreed to purchase the shares of Class A common stock at a price equal to $34.91 per share, which will result in $698,200,000 of net proceeds to the selling stockholder, before expenses. The underwriter may offer the shares of Class A common stock purchased from the selling stockholder from time to time in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices, subject to its right to reject any order in whole or in part. See “Underwriting.”

The underwriter expects to deliver the shares against payment to purchasers on or about August 9, 2023.

Sole Underwriter

BofA Securities

Prospectus supplement dated August 7, 2023

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the securities that the selling stockholder is currently offering, the selling stockholder and the plan of distribution. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. Generally, the term “prospectus” refers to both parts combined, including information that is incorporated by reference into this prospectus supplement and the accompanying prospectus.

If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

None of the Company, the selling stockholder or the underwriter named on the cover page of this prospectus supplement have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The Company, the selling stockholder, and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, the selling stockholder is not and the underwriter is not, making an offer to sell shares of our Class A common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of any date other than its date, regardless of the time of delivery of this prospectus supplement or any shares of our Class A common stock. You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. See “Incorporation of Certain Documents By Reference” in this prospectus supplement and “Where You Can Find More Information” and “Information Incorporated By Reference” in the accompanying prospectus.

This prospectus supplement is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. This prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part, and you may obtain copies of those documents as described under “Where you can find more information” in the accompanying prospectus.

We are a holding company without any direct operations and have no significant assets other than our ownership interest in Vertiv Holdings, LLC.

Unless the context indicates otherwise, references to the “Company,” “Vertiv,” “we,” “us” and “our” refer to Vertiv Holdings Co, a Delaware corporation, and its consolidated subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and other statements that the Company may make, may contain or incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to the Company’s future financial or business performance, strategies or expectations, and as such are not historical facts. This includes, without limitation, statements regarding the financial position, capital structure, indebtedness, business strategy and plans and objectives of the Company’s management for future operations. These forward-looking statements constitute projections, forecasts and estimates, and are not guarantees of performance or results. The Company cautions that all such forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus supplement, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained or incorporated by reference in this prospectus supplement are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These forward-looking statements involve a number of risks, uncertainties or other assumptions (which may be beyond the Company’s control) that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected or estimated in these forward-looking statements. The Company has previously disclosed risk factors in certain of its filings made with the Securities and Exchange Commission (“SEC”), including those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 27, 2023 (our “2022 Annual Report”), incorporated herein by reference. These risk factors and those identified elsewhere in this prospectus supplement, among others, could cause actual results to differ materially from historical performance and include, but are not limited to: competition, the Company’s ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; and factors relating to the business, operations and financial performance of the Company and its subsidiaries, including:

•	risks relating to the continued growth of Vertiv’s customers’ markets;

•	disruption of Vertiv’s customers’ orders or Vertiv’s customers’ markets;

•	less favorable contractual terms with large customers;

•	risks associated with governmental contracts;

•	failure to mitigate risks associated with long-term fixed price contracts;

•	competition in the infrastructure technologies industry;

•	failure to obtain performance and other guarantees from financial institutions;

•	failure to realize sales expected from Vertiv’s backlog of orders and contracts;

•	failure to properly manage Vertiv’s supply chain or difficulties with third-party manufacturers;

•	our ability to forecast changes in prices, including due to inflation in material, freight and/or labor costs, and timely implement measures necessary to mitigate the impacts of any such changes;

•	risks associated with our significant backlog, including that the impacts of any measures taken to mitigate inflation will not be reflected in our financial statements immediately;

S-iii

•	failure to meet or anticipate technology changes;

•	risks associated with information technology disruption or security;

•	risks associated with the implementation and enhancement of information systems;

•	failure to realize the expected benefit from any rationalization, restructuring and improvement efforts;

•	Vertiv’s ability to realize cost savings in connection with Vertiv’s restructuring program;

•	disruption of, or changes in, Vertiv’s independent sales representatives, distributors and original equipment manufacturers;

•	changes to tax law;

•	ongoing tax audits;

•	costs or liabilities associated with product liability;

•	the global scope of Vertiv’s operations;

•	risks associated with Vertiv’s sales and operations in emerging markets;

•	risks associated with future legislation and regulation of Vertiv’s customers’ markets both in the United States and abroad;

•	Vertiv’s ability to comply with various laws and regulations and the costs associated with legal compliance;

•	adverse outcomes to any legal claims and proceedings filed by or against Vertiv;

•	risks associated with current or potential litigation or claims against Vertiv;

•	Vertiv’s ability to protect or enforce its proprietary rights on which its business depends;

•	third party intellectual property infringement claims;

•	liabilities associated with environmental, health and safety matters, including risks associated with the COVID-19 pandemic;

•	failure to achieve environmental, social and governance goals;

•	failure to realize the value of goodwill and intangible assets;

•	exposure to fluctuations in foreign currency exchange rates;

•	exposure to increases in interest rates set by central banking authorities;

•	failure to maintain internal controls over financial reporting;

•	the unpredictability of Vertiv’s future operational results, including the ability to grow and manage growth profitably;

•	potential net losses in future periods;

•	Vertiv’s level of indebtedness and the ability to incur additional indebtedness;

•	Vertiv’s ability to comply with the covenants and restrictions contained in our credit agreements, including restrictive covenants that restrict operational flexibility;

•	Vertiv’s ability to comply with the covenants and restrictions contained in our credit agreements that is not fully within our control;

•	Vertiv’s ability to access funding through capital markets;

•	the significant ownership and influence certain stockholders, including the selling stockholder, have over Vertiv;

•	resales of Vertiv’s securities may cause volatility in the market price of our securities;

S-iv

•	Vertiv’s organizational documents contain provisions that may discourage unsolicited takeover proposals;

•

Vertiv’s certificate of incorporation includes a forum selection clause, which could discourage or limit stockholders’ ability to make a claim against it; the ability of Vertiv’s subsidiaries to pay dividends;

•	the ability of Vertiv to grow and manage growth profitably; maintain relationships with customers and suppliers and retain its management and key employees;

•	Vertiv’s ability to manage the succession of its key employees;

•	factors relating to the business, operations and financial performance of Vertiv and its subsidiaries, including global economic weakness and uncertainty;

•	Vertiv’s ability to attract, train and retain key members of its leadership team and other qualified personnel;

•	the adequacy of Vertiv’s insurance coverage;

•	a failure to benefit from future corporate transactions;

•	risks associated with Vertiv’s limited history of operating as an independent company; and

•	other risks and uncertainties indicated in the 2022 Annual Report.

Forward-looking statements included in this prospectus supplement speak only as of the date of this prospectus supplement or any earlier date specified for such statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be filed with the SEC by us and required under applicable securities laws. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf may be qualified in their entirety by this “Cautionary Note Regarding Forward-Looking Statements.”

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SUMMARY

This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in the prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus supplement, including the information presented under the sections titled “Risk Factors,” “Cautionary Statement Regarding Forward Looking Statements,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus supplement before making an investment decision.

Overview

We are a global leader in the design, manufacturing and servicing of critical digital infrastructure technology that powers, cools, deploys, secures and maintains electronics that process, store and transmit data. We provide this technology to data centers, communication networks and commercial and industrial environments worldwide. We aim to help create a world where critical technologies always work, and where we empower the vital applications of the digital world.

We offer critical infrastructure technologies and rapidly deployable customized solutions to meet the specific business requirements and needs of a diverse group of customers. Our global footprint comprises engineering, manufacturing, sales and service locations in more than 40 countries across the Americas, Asia Pacific and Europe, Middle East and Africa. We provide the hardware, software and services to facilitate an increasingly interconnected marketplace of digital systems where large amounts of indispensable data need to be transmitted, analyzed, processed and stored. Whether this growing quantity of data is managed centrally in hyperscale/cloud locations, distributed at the edge of the network, processed in an enterprise location or managed via a hybrid platform, the underpinnings and operations of all those locations rely on our critical digital infrastructure and services.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” on page S-4 of this prospectus supplement, on page 5 of the accompanying prospectus and those incorporated by reference herein, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Corporate Information

Our principal executive offices are located at 505 N. Cleveland Ave., Westerville, Ohio 43082, our telephone number is (614) 888-0246 and our website is www.vertiv.com. Information on, or accessible through, the website or any other website, is not part of this prospectus supplement, nor is such content incorporated by reference herein.

THE OFFERING

The summary below describes the principal terms of this offering. The “Description of Securities” section in the accompanying prospectus contains a more detailed description of the Class A common stock. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page S-4 of this prospectus supplement and on page 5 of the accompanying prospectus.

Shares of Class A common stock offered by us	We are not selling any Class A common stock in this offering.

Shares of Class A common stock offered by the selling stockholder	20,000,000 shares.

Shares of Class A common stock outstanding as of July 31, 2023	380,527,755 shares of Class A common stock issued and outstanding.

Use of Proceeds	The selling stockholder will receive all of the net proceeds from the sale of Class A common stock offered under this prospectus supplement. Accordingly, we will not receive any proceeds from the sale of the Class A common stock to be offered by the selling stockholder. While we have agreed to pay certain offering expenses for the selling stockholder incurred in connection with this offering, the selling stockholder will bear all commissions and discounts, if any, from the sale of our Class A common stock pursuant to this prospectus supplement. See “Use of Proceeds” and “Underwriting.”

Lock-up Agreements	We, each of our officers and directors and the selling stockholder have entered into lock-up agreements with the underwriter, which prohibit us and them from selling their shares of Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock (other than in this offering) for a period ending at the close of business 60 days in the case of the selling stockholder (or 30 days in the case of the Company, its officers and directors) from the date of pricing of this offering, subject to certain exceptions. See “Underwriting” for more information on these agreements.

As of the date of this prospectus supplement, other than the lock-up agreements described under “Underwriting” of this prospectus supplement described above, no shares of Class A common stock were subject to a lock-up.

Dividend Policy

We are a holding company without any direct operations and have no significant assets other than our ownership interest in Vertiv Holdings, LLC. Accordingly, our ability to pay dividends depends upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us. For example, the ability of our subsidiaries to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by the terms of our senior secured credit facilities, our senior secured notes and any of our other outstanding indebtedness.

The declaration and payment of dividends is also at the discretion of our board of directors and depends on various factors including our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors. In addition, under Delaware law, our board of directors may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediate preceding fiscal year.

NYSE Ticker Symbol for our Class A common stock	“VRT.”

RISK FACTORS

Investing in our Class A common stock involves risks and uncertainties. Prior to making a decision about investing in our Class A common stock, you should carefully consider each of the risk factors as described below and as discussed under the heading “Risk Factors” in the accompanying prospectus, including “Cautionary Statement Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in the accompanying prospectus. These risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or prospects. If any of these risks actually occurs, our business, results of operations, financial condition, liquidity and cash flows could suffer. In that case, the trading price of our shares common stock could decline, and you could lose all or a part of your investment.

Risks Related to the Offering and Ownership of Our Class A Common Stock

Sales of substantial amounts of our Class A common stock in the public markets, or the perception that sales might occur, could cause the market price of our Class A common stock to decline.

As of the date of this prospectus supplement, there are no restrictions on transfer by our large shareholders other than the applicable securities laws and the lock-up agreements described under “Underwriting” of this prospectus supplement.

We have registered all Class A common stock held by certain shareholders for resale under the Securities Act on the registration statement of which this prospectus supplement is a part. See “The Offering” in the accompanying prospectus. We have also registered all shares of Class A common stock that we may issue under the Incentive Plan (as defined in the accompanying prospectus) and they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of shares by our large shareholders could have the effect of increasing the volatility in our share price or the market price of our securities could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. We cannot predict the size of future sales of shares or the effect, if any, that future sales would have on the market price of our shares.

Sales of our Class A common stock may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

These sales also could cause our stock price to fall and make it more difficult for you to sell shares of our Class A common stock.

The underwriter of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Class A common stock.

We, each of our officers and directors and the selling stockholder have entered or will enter into lock-up agreements pursuant to which we and they will be subject to certain restrictions with respect to the sale or other disposition of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock for a period ending at the close of business 60 days with respect to the selling stockholder (or 30 days with respect to us or our officers and directors) following the date of this prospectus supplement, subject to certain exceptions. The underwriter, at any time and without notice, may release all or any portion of the Class A common stock subject to the foregoing lock-up agreements. See “Underwriting” for more information on these agreements. If the restrictions under the lock-up agreements are waived, then the Class A common stock, subject to compliance with the Securities Act or exceptions therefrom, will be available for sale into the public markets, which could cause the market price of our Class A common stock to decline and impair our ability to raise capital. Sales of a substantial number of shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of the agreement, could cause our market price to fall or make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.

The trading price of our Class A common stock may be volatile and may decline regardless of our operating performance.

The trading price of our Class A common stock has in the past, and may in the future, fluctuate significantly in response to numerous factors, many of which are beyond our control, including, but not limited to:

•	actual or anticipated variations in our quarterly operating results;

•	results of operations that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	changes in market valuations of similar companies;

•	changes in the markets in which we operate;

•	announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	additions or departures of key personnel;

•	actions by stockholders, including this offering by the selling stockholder of its shares of our Class A common stock;

•	speculation in the press or investment community;

•	general market, economic and political conditions, including an economic slowdown;

•	changes in interest rates;

•	our operating performance and the performance of other similar companies;

•	our ability to accurately project future results and our ability to achieve those and other industry and analyst forecasts; and

•	new legislation or other regulatory developments that adversely affect us, our markets or our industry.

In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect many technology companies’ stock prices, including in ways unrelated or disproportionate to the companies’ operating performance. Because of these fluctuations, comparing our results of operations on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our net revenue or results of operations fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our Class A common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated net revenue or earnings forecasts that we may provide. Additionally, the underwriter has not been granted an option to purchase additional shares in connection this offering, which may impact the underwriter’s decision-making process and ability to stabilize our Class A common stock, which could have a negative impact on our share price.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of our management team from our business regardless of the outcome of such litigation.

USE OF PROCEEDS

All of the Class A common stock offered by the selling stockholder pursuant to this prospectus supplement will be sold by the selling stockholder for its own account. We will not receive any of the proceeds from these sales. While we have agreed to pay certain offering expenses for the selling stockholder incurred in connection with this offering, the selling stockholder will bear all commissions and discounts, if any, from the sale of our Class A common stock pursuant to this prospectus supplement. See “Underwriting.”

SELLING STOCKHOLDER

The table below sets forth, as of July 31, 2023, the following information regarding the selling stockholder:

•	the number and percentage of total outstanding shares of Class A common stock beneficially owned by the selling stockholder prior to the offering;

•	the number of shares of Class A common stock to be offered by the selling stockholder;

•	the number and percentage of total outstanding shares of Class A common stock to be beneficially owned by the selling stockholder after completion of the offering; and

•	the percentage of the total outstanding shares to be beneficially owned by the selling stockholder after completion of the offering.

The percentage of Class A common stock beneficially owned immediately prior to or after the completion of this offering is based on 380,527,755 shares of Class A common stock issued and outstanding on July 31, 2023.

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership after the Offering
	Number of Shares	%	Number of Shares	%	Number of Shares	%(1)
Name of Selling Stockholder
VPE Holdings, LLC(1)	37,955,215	10%	20,000,000	5.3%	17,955,215	4.7%

(1)

Represents shares owned directly by VPE Holdings, LLC, excluding 115,940 shares of common stock underlying stock options exercisable within 60 days of July 31, 2023, that may be deemed to be beneficially owned by VPE Holdings, LLC. Tom Gores is the manager of Platinum Equity, LLC, which is the sole member of Platinum Equity Investment Holdings, LLC, which is the sole member of Platinum Equity Investment Holdings IC (Cayman), LLC which is the general partner of Platinum Equity InvestCo, L.P., which is the sole member of Platinum Equity Investment Holdings III, LLC, which is the managing member of an entity (the “Coinvest Entity”) that is a member of PE Vertiv Holdings, LLC and the senior managing member of Platinum Equity Partners III, LLC, which is the general partner of four entities that, together with the Coinvest Entity, hold a majority of the of membership interests of PE Vertiv Holdings, LLC, which owns a majority of the outstanding interests of Vertiv JV Holdings, LLC, which owns a majority of the outstanding interests of VPE Holdings, LLC. By virtue of these relationships, each of the entities named herein and Mr. Gores may be deemed to share beneficial ownership of the securities held of record by VPE Holdings, LLC. The business address of each of the foregoing entities is 360 North Crescent Drive, South Building, Beverly Hills, CA, 90210.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of the Class A common stock offered by the selling stockholder, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock.

This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our Class A common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION

OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

If we make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption.

Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING

The selling stockholder is offering the shares of Class A common stock described in this prospectus supplement through BofA Securities, Inc. (the “underwriter”). Subject to the terms and conditions of the underwriting agreement among us, the selling stockholder and the underwriter, the selling stockholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholder 20,000,000 shares of Class A common stock.

Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase all of the shares of the Class A common stock sold under the underwriting agreement if any of these shares are purchased.

We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares of Class A common stock, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The offering of the shares of Class A common stock by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

Underwriting discounts and commissions

The underwriter is purchasing the shares of Class A common stock from the selling stockholder at a price of $34.91 per share (representing $698,200,000 of proceeds to the selling stockholder before estimated offering expenses). The underwriter may offer the shares of Class A common stock from time to time in one or more transactions on the NYSE, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The offering of the shares of our Class A common stock by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. The underwriter may effect such transactions by selling shares of Class A common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of Class A common stock for whom they may act as agents or to whom they may sell as principal. The difference between the price at which the underwriter purchases shares of our Class A common stock and the price at which the underwriter resells such shares of our Class A common stock may be deemed to be underwriting compensation.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses (including reasonable fees and expenses of one legal counsel of the selling stockholder), but excluding the underwriting discounts and commissions referred to above, will be approximately $450,000 and are payable by us.

In connection with the offering, the underwriter or certain securities dealers may distribute prospectuses by electronic means, such as e-mail.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock, or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Class A common stock or any such other securities (regardless of whether any of these transactions in clauses (i) and (ii) above are to be settled by the delivery of shares of Class A common stock or such other securities, in cash or otherwise), in each case, without the prior written consent of the underwriter for a period of 30 days after the date of this prospectus supplement, other than the shares of our Class A common stock to be sold hereunder and certain other exclusions, including, but not limited, to the redemption by the Company of warrants, whether for delivery of shares of Class A common stock or in cash, or the delivery of shares of Class A common stock upon the exercise of warrants, including in connection with such a redemption, transactions pursuant to an existing 10b5-1 plan, or the establishment of a new 10b5-1 plan, in each case with certain limitations. Although the redemption of warrants is excluded from this lock-up provision, we have not taken any action with respect to a redemption of warrants as of the date of this prospectus supplement.

Each of our officers and directors and the selling stockholder has entered into a lock-up agreement with the underwriter prior to the commencement of this offering pursuant to which each such party, with limited exceptions, for a period ending at the close of business 60 days in the case of the selling stockholder (or 30 days in the case of our officers and directors) after the date of this prospectus supplement, (such period, the “Restricted Period”), may not, without the prior written consent of the underwriter, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock, or any securities convertible into or exercisable or exchangeable for our Class A common stock (including, without limitation, Class A common stock or such other securities which may be deemed to be beneficially owned by the selling stockholder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Class A common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, excepting transfers made pursuant to a trading plan pursuant to Rule 10b5-1 that was entered into prior to the date of this transaction and the establishment of a trading plan pursuant to Rule 10b5-1, in each case with certain limitations, (3) take any action that shall require the Company to file with the SEC a registration statement under the Securities Act relating to the Class A common stock or such other securities during the Restricted Period; provided that, the Company may make a confidential or non-public submission with the SEC of a registration statement under the Securities Act relating to Class A common stock or such other securities during the Restricted Period, so long as such confidential or non-public submission shall not become a publicly available registration statement during the Restricted Period, or (4) publicly disclose the intention to do any of the foregoing. This lock-up provision applies to Class A common stock and to securities convertible into or exchangeable or exercisable for or repayable with Class A common stock. It also applies to Class A common stock owned now or acquired later by the selling stockholder or for which the selling stockholder later acquires the power of disposition.

The shares of our Class A common stock are listed on the NYSE under the symbol “VRT.”

Price stabilization, short positions

Until the distribution of the shares is completed, SEC rules may limit the underwriter and selling group members from bidding for and purchasing our Class A common stock. However, the underwriter may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriter of a greater number of shares of Class A common stock than it is required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Any short sales in connection with this offering would be “naked” short positions, which are short positions in excess of the amount of shares purchased from the Selling Stockholder. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase the shares in the open marked to cover the position. The underwriter has not been granted an option to purchase additional shares in connection this offering, which may impact the underwriter’s decision-making process and ability to stabilize our Class A common stock.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other relationships

The underwriter and its respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerages and other financial and non-financial activities and services. The underwriter and/or its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions for these transactions.

In addition, from time to time, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

General

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to investors in the European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area (each a “Member State”), no shares of Class A common stock have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to the shares of Class A common stock which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares of Class A common stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of Class A common stock shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriter and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares of Class A common stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A common stock to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares of Class A common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of Class A common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of Class A common stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this prospectus or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”) and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) (1) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor.

Securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer to sell shares, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to prospective investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

LEGAL MATTERS

Latham & Watkins LLP, Austin, Texas, will pass upon the validity of the Class A common stock covered by this prospectus supplement. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon the validity of the Class A common stock covered by this prospectus supplement for the underwriter.

EXPERTS

The consolidated financial statements of Vertiv Holdings Co appearing in Vertiv Holdings Co’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of Vertiv Holdings Co’s internal control over financial reporting as of December 31, 2022 included in its Form 10-K, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” information into this prospectus supplement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained expressly in this prospectus supplement. You should not assume that the information in this prospectus supplement is current as of the date other than the date on the cover page of this prospectus supplement.

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until this offering is completed will be deemed to be incorporated by reference in this prospectus supplement and will be a part of this prospectus supplement from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement, except as modified or superseded.

We incorporate by reference the documents listed below (excluding any information furnished and not filed with the SEC):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 27, 2023, including information specifically incorporated by reference into such Annual Report on Form 10-K from our definitive proxy statement for the 2023 annual meeting of stockholders filed with the SEC on April 28, 2023;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on April 28, 2023 and August 2, 2023, respectively; and

•	our Current Reports on Form 8-K, filed on April 14, 2023, April 24, 2023, May 24, 2023, June 15, 2023 and June 23, 2023, and our Current Report on Form 8-K/A filed June 27, 2023.

These reports contain important information about us, our financial condition and our results of operations.

You may request a copy of any document incorporated by reference in this prospectus supplement and any exhibit specifically incorporated by reference in those documents, at no cost, by writing us at the following address:

Vertiv Holdings Co

505 N. Cleveland Ave.

Westerville, Ohio 43082

Attention: Investor Relations

Vertiv Holdings Co

156,228,942 Shares of Class A Common Stock

10,533,333 Private Placement Warrants to Purchase Class A Common Stock

This prospectus relates to: (1) the offer and sale, from time to time, by the selling holders identified in this prospectus (the “Selling Holders”), or their permitted transferees, of (i) up to 156,228,942 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”) and (ii) up to 10,533,333 private placement warrants to purchase Class A common stock at an exercise price of $11.50 per share of Class A common stock (the “private placement warrants”); and (2) the issuance by us of up to 10,533,333 shares of our Class A common stock that may be issued upon exercise of private placement warrants.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock or private placement warrants by the Selling Holders pursuant to this prospectus or of the shares of Class A common stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the private placement warrants to the extent such private placement warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A common stock are traded on the New York Stock Exchange (“NYSE”) under the symbols “VRT.” On May 4, 2021, the closing price of our Class A common stock was $22.60 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Holders may use the shelf registration statement to sell up to an aggregate of 156,228,942 shares of Class A common stock and up to 10,533,333 private placement warrants from time to time through any means described in the section entitled “Plan of Distribution.” We may use the shelf registration statement to issue up to an aggregate of 10,533,333 shares of Class A common stock upon exercise of the private placement warrants. More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock and/or private placement warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus or any applicable prospectus supplement. See “Where You Can Find More Information.”

Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or any accompanying prospectus supplement. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any applicable prospectus supplement. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, or selling stockholders offer and sell shares of Class A common stock, we or the selling stockholders will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

This registration statement incorporates by reference important business and financial information about our Company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and the SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 1, 2021, as amended by our Form 10-K/A, filed on April 30, 2021 (our “Annual Report”);

•	The information responsive to Part III of the Annual Report provided in the Company’s Proxy Statement on Schedule 14A, filed on April 30, 2021 and incorporated by reference into the Annual Report;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 3, 2021;

•	Our Current Reports on Form 8-K, filed on January 5, 2021, March 10, 2021 and April 23, 2021 (only with respect to Item 4.02 therein); and

•	The description of our securities filed as an exhibit to our Annual Report.

We also incorporate by reference into this prospectus any further filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC), including all filings filed after the date hereof and prior to the completion of an offering of securities under this prospectus.

We have filed with the SEC this registration statement under the Securities Act covering the shares of Class A common stock and private placement warrants to be offered and sold by this prospectus and any applicable prospectus supplement. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC website referred to above under “Where You Can Find More Information.” Any statement made in this prospectus or any prospectus supplement concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, document, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Our filings with the SEC, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website at www.vertiv.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address or telephone number:

Vertiv Holdings Co.

1050 Dearborn Drive

Columbus, Ohio, 43085

Attention: Investor Relations

Telephone: (614) 888-0246

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.vertiv.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus (except for the SEC filings expressly incorporated by reference herein). You should not rely on any such information in making your decision whether to purchase the securities. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference herein) contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, capital structure, dividends, indebtedness, business strategy and plans and objectives of management for future operations. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated.

Forward-looking statements included in this prospectus speak only as of the date of this prospectus or any earlier date specified for such statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on the Company’s behalf are qualified in their entirety by this Cautionary Statement Regarding Forward-Looking Statements.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company has previously disclosed risks factors in its SEC reports, including those set forth in its Annual Report, which is incorporated by reference into this prospectus. These risk factors and those identified elsewhere in this prospectus, among others, could cause actual results to differ materially from historical performance and include, but are not limited to: competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; and factors relating to the business, operations and financial performance of the Company and its subsidiaries, including: global economic weakness and uncertainty; risks relating to the continued growth of the Company’s customers’ markets; failure to meet or anticipate technology changes; the unpredictability of the Company’s future operational results, including the ability to grow and manage growth profitably; disruption of the Company’s customers’ orders or the Company’s customers’ markets; less favorable contractual terms with large customers; risks associated with governmental contracts; failure to mitigate risks associated with long-term fixed price contracts; risks associated with information technology disruption or security; risks associated with the implementation and enhancement of information systems; failure to properly manage the Company’s supply chain or difficulties with third-party manufacturers; competition in the infrastructure technologies industry; failure to realize the expected benefit from any rationalization, restructuring and improvement efforts; disruption of, or changes in, the Company’s independent sales representatives, distributors and original equipment manufacturers; failure to obtain performance and other guarantees from financial institutions; failure to realize sales expected from the Company’s backlog of orders and contracts; changes to tax law; ongoing tax audits; risks associated with future legislation and regulation of the Company’s customers’ markets both in the United States and abroad; costs or liabilities associated with product liability; the Company’s ability to attract, train and retain key members of its leadership team and other qualified personnel; the adequacy of the Company’s insurance coverage; a failure to benefit from future acquisitions; failure to realize the value of goodwill and intangible assets; the global scope of the Company’s operations; risks associated with the Company’s sales and operations in emerging markets; exposure to fluctuations in foreign currency exchange rates; the Company’s ability to comply with various laws and regulations and the costs associated with legal compliance; adverse outcomes to any legal claims and proceedings filed by or against us; the Company’s ability to protect or enforce its proprietary rights on which its business depends; third party intellectual property infringement claims; liabilities associated with environmental, health and safety matters, including risks associated with the COVID-19 pandemic; risks associated with litigation or claims against the Company; the Company’s ability to realize cost savings in connection with its restructuring program; risks associated with the Company’s limited history of operating as an independent company; potential net losses in future periods; failure to remediate internal controls over financial reporting; the Company’s level of indebtedness and the ability to incur additional indebtedness; the Company’s ability to comply with the covenants and restrictions contained in its credit agreements, including restrictive covenants that restrict operational flexibility; the Company’s ability to comply with the covenants and restrictions contained in its credit agreements is not fully within the Company’s control; the Company’s ability to access funding through capital markets; the Vertiv Stockholder’s significant ownership and influence over the Company; risks associated with the Company’s obligations to pay the Vertiv Stockholder portions of the tax benefits relating to pre-Business Combination tax assets and attributes; resales of the Company’s securities may cause volatility in the market price of its securities; the Company’s organizational documents contain provisions that may discourage unsolicited takeover proposals; the Company’s certificate of incorporation includes a forum selection clause, which could discourage or limit stockholders’ ability to make a claim against it; the ability of the Company’s subsidiaries to pay dividends; volatility in the Company’s stock price due to various market and operational factors; the Company’s ability to maintain its listing on the NYSE and comply with listing requirements; risks associated with the failure of industry analysts to provide coverage of the Company’s business or securities; and other risks and uncertainties indicated in this prospectus, including those under the heading “Risk Factors” in our Annual Report, as amended or supplemented from time to time by any risk factors we include in subsequent annual or quarterly reports on Form 10-K or 10-Q, respectively, and incorporated by reference herein and that may be set forth in any applicable prospectus supplement under any similar caption. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

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THE COMPANY

This summary highlights certain significant aspects of our business and is a summary of information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read this entire prospectus, including the information incorporated by reference, before making an investment decision. In this prospectus, unless otherwise indicated or the context otherwise requires, references to the “Company,” “we,” “us,” and “our” are to Vertiv Holdings Co, a Delaware corporation, and its consolidated subsidiaries.

We are a global leader in the design, manufacturing and servicing of critical digital infrastructure technology that powers, cools, deploys, secures and maintains electronics that process, store and transmit data. We provide this technology to data centers, communication networks and commercial & industrial environments worldwide. We aim to help create a world where critical technologies always work, and where we empower the vital applications of the digital world.

On February 7, 2020, Vertiv Holdings Co. (formerly known as GS Acquisition Holdings Corp.) acquired Vertiv Holdings, LLC (“Vertiv Holdings”) through a series of merger transactions. As a result of these transactions, (i) the Company directly owns all of the equity interests of Vertiv Holdings and indirectly owns all of the equity interests of the subsidiaries of Vertiv Holdings and (ii) VPE Holdings, LLC (the “Vertiv Stockholder”), the sole equity holder of Vertiv Holdings prior to the merger transactions, received merger consideration consisting of 118,261,955 shares of Class A common stock (the “Stock Consideration Shares”) and $342 million in cash. The controlling interests of the Vertiv Stockholder were ultimately held by certain private equity investment funds sponsored by Platinum Equity, LLC (“Platinum Equity” and such funds, collectively, “Platinum”).

Concurrently with the consummation of the merger transactions, the Company sold 123,900,000 shares of its Class A common stock (the “PIPE Shares”) to certain investors (the “PIPE Investors”), including an affiliate of David M. Cote, our Executive Chairman, an affiliate of The Goldman Sachs Group, Inc. (“Goldman Sachs”) and certain of our executive officers for an aggregate purchase price of $1,239 million (the “PIPE Investment”). The merger transactions and the PIPE Investment are referred to collectively as the “Business Combination.”

Prior to the Business Combination, we were a special purpose acquisition corporation. Our sponsor was GS DC Sponsor I LLC, a Delaware limited liability company (the “Sponsor”). Our 17,250,000 founder shares (the “founder shares”) were issued to our Sponsor and certain of our current and former directors. In addition, concurrently with our initial public offering (the “IPO”), we issued 10,533,333 private placement warrants to our Sponsor in a private placement. On February 7, 2020, our Sponsor was dissolved and distributed the founder shares and the private placement warrants held by it to its two members, an affiliate of David M. Cote, which received 8,572,500 founder shares and 5,267,667 private placement warrants, and an affiliate of Goldman Sachs, which received 8,572,500 founder shares and 5,266,666 private placement warrants. The founder shares were originally shares of our Class B common stock, par value $0.0001 per share (the “Class B common stock” and, together with the Class A common stock, the “common stock”), but were automatically converted into shares of our Class A common stock on a one to one basis upon consummation of the Business Combination.

We were incorporated on April 25, 2016 as a Delaware corporation under the name “GS Acquisition Holdings Corp.” (“GSAH”) and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On February 7, 2020, in connection with the consummation of the Business Combination, we changed our name to “Vertiv Holdings Co.”

Our principal executive offices are located at 1050 Dearborn Drive, Columbus, Ohio, 43085, and our telephone number is (614) 888-0246. Our website is www.vertiv.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of, and is not incorporated by reference into, this prospectus supplement or the accompanying prospectus (except for the SEC filings expressly incorporated by reference herein), and such information should not be considered to be part of this prospectus. You should not rely on any such information in making your decision whether to purchase the securities.

THE OFFERING

We are registering the resale by the Selling Holders or their permitted transferees of (i) up to 156,228,942 shares of Class A common stock and (ii) up to 10,533,333 private placement warrants. We are also registering the issuance by us of up to 10,533,333 shares of our Class A common stock that may be issued upon exercise of the private placement warrants to purchase Class A common stock. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 5 of this prospectus.

Resale of Class A common stock and private placement warrants

Shares of Class A common stock offered by the Selling Holders (including 10,533,333 shares of Class A common stock that may be issued upon exercise of the private placement warrants)	156,228,942 shares

Private placement warrants offered by the Selling Holders	10,533,333 warrants

Exercise Price	$11.50 per share, subject to adjustment as described herein.

Redemption	The private placement warrants are redeemable in certain circumstances. See “Description of Securities — Private Placement Warrants” for further discussion.

Use of Proceeds	We will not receive any proceeds from the sale of the Class A common stock and private placement warrants to be offered by the Selling Holders. With respect to shares of Class A common stock underlying the private placement warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such private placement warrants to the extent such private placement warrants are exercised for cash.

NYSE Ticker Symbols	Class A common stock: “VRT”

Issuance of Class A Common Stock

The following information is as of March 2, 2021 and does not give effect to issuances of our Class A common stock or private placement warrants after such date, or the exercise of private placement warrants after such date.

Shares of our Class A common stock to be issued upon exercise of all private placement warrants	10,533,333 shares

Shares of our Class A common stock outstanding as of March 2, 2021 prior to exercise of all private placement warrants	351,440,743 shares

Use of proceeds	We will receive up to an aggregate of approximately $121,133,329.50 from the exercise of private placement warrants assuming the exercise in full of all such private placement warrants for cash. Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the exercise of such private placement warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should carefully consider the risks set forth under “Risk Factors” in any applicable prospectus, under “Risk Factors” under Item 1A of Part I of our Annual Report incorporated by reference herein, and all of the other information contained or incorporated by reference in this prospectus before making an investment decision. The occurrence of any of these risks could materially and adversely affect our business, financial condition, results of operations or prospects. Much of the business information, as well as the financial and operational data contained in our risk factors, are updated by our periodic reports filed with the SEC pursuant to the Exchange Act, which are also incorporated by reference into this prospectus. The risks that we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect our Company. Additional risks not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition, results of operations and cash flows. For more information, see “Where You Can Find More Information” and “Information Incorporated by Reference.”

Risks related to ownership of our Class A common stock

Sales of substantial amounts of our Class A common stock in the public markets, or the perception that sales might occur, could cause the market price of our Class A common stock to decline.

Sales of substantial amounts of our Class A common stock in the public markets, or the perception that sales may occur, could cause the market price of our Class A common stock to decline. Currently our significant shareholders, including the Vertiv Stockholder which beneficially owns 17.0% of our outstanding Class A common stock as of March 2, 2021, are no longer subject to contractual restrictions that would limit or prohibit any sales. In addition, 10,533,333 shares of our Class A common stock are issuable upon the exercise of our 10,533,333 private placement warrants outstanding as of March 2, 2021.

Shares of Class A common stock and private placement warrants held by certain shareholders, including certain of our significant shareholders, are registered for resale under the Securities Act on this registration statement. See “The Offering.” Resale of shares of Class A common stock and private placement warrants may also be effected under Rule 144 promulgated under the Securities Act at this time. We have also registered all shares of Class A common stock that we may issue under the Vertiv Holdings Co. 2020 Stock Incentive Plan (the “Incentive Plan”) and they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

The sale or possibility of sale of shares by our large shareholders could have the effect of increasing the volatility in our share price or the market price of our securities could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. We cannot predict the size of future sales of shares or the effect, if any, that future sales would have on the market price of our shares.

Sales of our common stock may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause our stock price to fall and make it more difficult for you to sell shares of our Class A common stock.

The trading price of our Class A common stock may be volatile and may decline regardless of our operating performance.

The trading price of our Class A common stock has in the past, and may in the future, fluctuate significantly in response to numerous factors, many of which are beyond our control, including, but not limited to:

•	actual or anticipated variations in our quarterly operating results;

•	results of operations that vary from the expectations of securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	changes in market valuations of similar companies;

•	changes in the markets in which we operate;

•	announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	additions or departures of key personnel;

•	actions by stockholders, including an offering by the selling stockholder of its shares of our Class A common stock;

•	speculation in the press or investment community;

•	general market, economic and political conditions, including an economic slowdown;

•	uncertainty regarding economic events, including in Europe in connection with the United Kingdom’s departure from the European Union;

•	changes in interest rates;

•	our operating performance and the performance of other similar companies;

•	our ability to accurately project future results and our ability to achieve those and other industry and analyst forecasts; and

•	new legislation or other regulatory developments that adversely affect us, our markets or our industry.

In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect many technology companies’ stock prices. Often, their stock prices have fluctuated in ways unrelated or disproportionate to the companies’ operating performance. The global stock markets have experienced, and may continue to experience, significant volatility as a result of the COVID-19 pandemic, and the price of our Class A common stock has been volatile and has experienced significant declines in recent months. The COVID-19 pandemic and the significant uncertainties it has caused for the global economy, business activity and business confidence have had, and are likely to continue to have, a significant effect on the market price of securities generally, including our Class A common stock. The impact of the COVID-19 pandemic may also have the effect of exacerbating many of the other risks described in this prospectus supplement and those contained in the accompanying prospectus.

Moreover, because of these fluctuations, comparing our results of operations on a period-to-period basis may not be meaningful. You should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our net revenue or results of operations fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our Class A common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated net revenue or earnings forecasts that we may provide.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of our management team from our business regardless of the outcome of such litigation.

USE OF PROCEEDS

All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $121,133,329.50 from the exercise of all private placement warrants assuming the exercise in full of all such private placement warrants for cash. Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the exercise of such private placement warrants for general corporate purposes which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING HOLDERS

This prospectus relates to the possible offer and resale by the Selling Holders of (i) up to 156,228,942 shares of Class A common stock (including 10,533,333 shares of Class A common stock that may be issued upon exercise of the private placement warrants); and (ii) up to 10,533,333 private placement warrants.

Concurrently with the IPO, our Sponsor acquired the founder shares and the private placement warrants and distributed some of its founder shares to the other initial stockholders, who were the independent directors of GSAH. Immediately prior to the completion of the Business Combination, Sponsor dissolved and distributed its founder shares and private placement warrants to its members, an affiliate of David M. Cote and an affiliate of Goldman Sachs. Upon the consummation of the Business Combination, (i) the Vertiv Stockholder acquired the Stock Consideration Shares pursuant to the Agreement and Plan of Merger, dated as of December 10, 2019 (as amended from time to time), by and among GSAH, Vertiv Holdings, the Vertiv Stockholder and certain subsidiaries of GSAH (the “Merger Agreement”), (ii) the PIPE Investors acquired the PIPE Shares pursuant to certain subscription agreements entered into between GSAH and each of the PIPE Investors (the “Subscription Agreements”), (iii) the founder shares were converted from Class B common stock to Class A common stock and (iv) we entered into the Amended and Restated Registration Rights Agreement with the Vertiv Stockholder, affiliates of David M. Cote and affiliates of Goldman Sachs and certain PIPE Investors (the “Registration Rights Agreement”). The founder shares, the PIPE Shares, the Stock Consideration Shares and the other registrable securities under the Registration Rights Agreement are being registered by the registration statement of which this prospectus forms a part pursuant to the registration rights granted under certain of the Subscription Agreements and the Registration Rights Agreement.

The Selling Holders may from time to time offer and sell any or all of the shares of Class A common stock and private placement warrants set forth below pursuant to this prospectus. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in the shares of Class A common stock and/or private placement warrants after the date of this prospectus such that registration rights shall apply to those securities.

The following tables are prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A common stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 351,440,743 shares of Class A common stock and 10,533,333 private placement warrants outstanding, in each case as of March 2, 2021. In calculating percentages of shares of Class A common stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A common stock issuable upon exercise of that particular Selling Holder’s private placement warrants, if any, and did not assume the exercise of any other Selling Holder’s private placement warrants.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A common stock or private placement warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock and private placement warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is c/o Vertiv Holdings Co, 1050 Dearborn Drive, Columbus, Ohio, 43085.

Shares of Class A common stock

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares	%(1)	Number of Shares	%(1)	Number of Shares	%
VPE Holdings, LLC(2)	59,880,215	17.0%	59,880,215	17.0%	0	0%
Abu Dhabi Investment Authority(3)	11,326,600	3.2%	11,326,600	3.2%	0	0%
Eminence Capital, LP(4)	3,856,162	1.1%	3,856,162	1.1%	0	0%
Nomura Global Financial Products Inc.(5)	10,800,000	3.1%	5,400,000	1.5%	0	0%
Cote SPAC 1 LLC(6)	13,839,167	3.9%	13,839,167	3.9%	0	0%
GS Sponsor LLC(7)	7,299,404	2.1%	7,299,404	2.1%	0	0%
GSAH Investors Emp LP(8)	7,459,000	2.1%	7,459,000	2.1%	0	0%
BlackRock, Inc.(9)	10,800,000	3.1%	10,800,000	3.1%	0	0%
Investment Corporation of Dubai(10)	2,000,000	*	2,000,000	*	0	0%
Adage Capital Partners, LP(11)	25,000	*	25,000	*	0	0%
FMR LLC(12)	11,314,000	3.2%	11,314,000	3.2%	0	0%
Baron Small Cap Fund(13)	6,000,000	1.7%	4,000,000	1.1%	2,000,000	*
Tradeinvest Asset Management Company (BVI) Ltd.(14)	910,580	*	910,580	*	0	0%
Atlanta Sons LLC(15)	2,000,000	*	2,000,000	*	0	0%
Integrated Core Strategies (US) LLC(16)	5,270,514	1.5%	1,894,299	*	3,376,215	*
Hudson Bay Master Fund Ltd(17)	568,333	*	235,000	*	333,333	*
Beckensfield Limited(18)	152,832	*	152,832	*	0	0%
Waterbeck Group Limited(19)	2,825	*	2,825	*	0	0%
Steven S Reinemund(20)	368,333	*	368,333	*	0	0%
Roger Fradin(21)	368,333	*	368,333	*	0	0%
James Albaugh(22)	111,666	*	111,666	*	0	0%
Joseph van Dokkum(23)	25,000	*	25,000	*	0	0%
Robin Washington(24)	10,000	*	10,000	*	0	0%
Giordano Albertazzi	26,859	*	26,859	*	0	0%
Andrew Cole	35,650	*	35,650	*	0	0%
David J. Fallon	52,387	*	52,387	*	0	0%
Colin Flannery	17,825	*	17,825	*	0	0%
Jason M. Forcier	38,475	*	38,475	*	0	0%
John Hewitt	35,650	*	35,650	*	0	0%
Patrick Johnson	31,802	*	31,802	*	0	0%
Steve Lalla	25,650	*	25,650	*	0	0%
Stephen Liang	37,062	*	37,062	*	0	0%
Gary Niederpruem	24,618	*	24,618	*	0	0%
Additional Selling Holders(25)	1,515,000	*	1,515,000	*	0	0%

*	Less than 1%.
(1)	Based upon 351,440,743 shares of Class A common stock outstanding as of March 2, 2021.
(2)

Represents shares owned directly by VPE Holdings, LLC, a Delaware limited liability company. Vertiv JV Holdings, LLC owns a majority of the outstanding equity interests of VPE Holdings, LLC, and PE Vertiv Holdings, LLC owns a majority of the outstanding interests of Vertiv JV Holdings, LLC, and, accordingly, each may be deemed to beneficially own the shares owned directly by VPE Holdings, LLC. PE Vertiv Holdings, LLC is directly owned by six private equity investment funds, none of which private equity investment funds individually has the power to direct the voting or disposition of shares beneficially owned. Platinum Equity Investment Holdings III, LLC is the managing member of one of such funds and the managing member of the general partner of four of such funds. Through such positions, Platinum Equity Investment Holdings III, LLC has the indirect power to direct the voting of a majority of the outstanding equity interests of PE Vertiv Holdings, LLC. Platinum Equity Investment Holdings Manager III, LLC is the managing member of Platinum Equity Investment Holdings III, LLC. Platinum Equity InvestCo, L.P. owns all of the economic interests in Platinum Equity Investment Holdings III, LLC. Platinum Equity Investment Holdings IC (Cayman), LLC is the general partner of Platinum Equity InvestCo LP. Platinum InvestCo (Cayman), LLC holds a controlling interest in Platinum Equity InvestCo LP. Platinum Equity, LLC is sole member of Platinum Equity Investment Holdings Manager III, LLC and Platinum Equity Investment Holdings III, LLC. Platinum Equity also indirectly controls the other funds that own equity interests of PE Vertiv Holdings, LLC. Mr. Tom Gores is the beneficial owner of Platinum Equity, LLC. Accordingly, as a result of their indirect ownership and control of each of VPE Holdings, LLC, Vertiv JV Holdings, LLC and PE Vertiv Holdings, LLC, each of Platinum Equity Investment Holdings, LLC, Platinum Equity Investment Holdings Manager, LLC, Platinum Equity InvestCo, L.P., Platinum Equity Investment Holdings IC (Cayman), LLC, Platinum InvestCo (Cayman), LLC, Platinum Equity, LLC and Mr. Tom Gores may be deemed to beneficially own the shares owned directly by VPE Holdings, LLC. Mr. Tom Gores disclaims beneficial ownership of the shares owned directly by VPE Holdings, LLC, except to the extent of his pecuniary interest therein. The business address of VPE Holdings, LLC and each party beneficially owning the shares held thereby is 360 North Crescent Drive, South Building, Beverly Hills, CA, 90210.
(3)

The business address of Abu Dhabi Investment Authority is 211 Corniche Street, P.O. Box 3600, Abu Dhabi. Abu Dhabi Investment Authority is a public institution wholly owned by the Government of the Emirate of Abu Dhabi and subject to its supervision.

(4)

Includes (i) 3,445,217 shares of Class A common stock held by Eminence Holdings LLC and (ii) 410,945 shares of Class A common stock held by EC Longhorn LLC. Eminence Capital, LP serves as the investment adviser to, and may be deemed to have shared voting and dispositive power over the shares of Class A common stock held by, Eminence Holdings LLC and EC Longhorn LLC. Ricky C. Sandler is the Chief Executive Officer of Eminence Capital, LP and may be deemed to have shared voting and dispositive power over the shares of Class A common stock held by Eminence Holdings LLC and EC Longhorn LLC. The business address of Eminence Capital, LP is 399 Park Avenue, 25th Floor, New York, NY 10022.

(5)

Includes 5,400,000 shares of Class A common stock that may be acquired upon settlement of OTC derivative contracts. Nomura Global Financial Products Inc. is a wholly owned subsidiary of Nomura Holdings, Inc. (NYSE: NMR). The business address of Nomura Global Financial Products Inc. is 309 West 49th Street, New York, New York 10019.

(6)

Includes: (i) 8,572,500 founder shares and (ii) 5,266,667 shares of Class A common stock underlying the private placement warrants. David M. Cote is the manager of Cote SPAC 1 LLC. Mr. Cote is also the manager of Atlanta Sons LLC and may be deemed to beneficially own the 2,000,000 shares of Class A common stock held by Atlanta Sons LLC. Mr. Cote may also be deemed to beneficially own 50,000 shares of Class A common stock held by his spouse. Mr. Cote disclaims beneficial ownership of the shares held by his spouse except to the extent of his pecuniary interest therein. Interest shown do not reflect the securities held by Atlanta Sons LLC or Mr. Cote’s spouse. The business address of Cote SPAC 1 LLC is 717 Northshore Drive, Anna Maria, Florida 34216.

(7)

Includes: (i) 2,032,738 founder shares and (ii) 5,266,666 shares of Class A common stock underlying the private placement warrants. The business address of GS Sponsor Member is 200 West Street, New York, New York 10282. GS Sponsor Member is a wholly owned subsidiary of GSAM Holdings LLC, which is a wholly owned subsidiary of The Goldman Sachs Group, Inc. Each of GSAM Holdings LLC and The Goldman Sachs Group, Inc. may be deemed to beneficially own the private placement warrants held by the Sponsor by virtue of their direct and indirect ownership, respectively, over GS Sponsor Member. Each of GSAM Holdings LLC and The Goldman Sachs Group, Inc. disclaims beneficial ownership of any such private placement warrants except to the extent of their respective pecuniary interest therein.

(8)

GSAH Investors Emp LP is a limited partnership controlled by its general partner and its investment manager, both of which are indirect wholly-owned subsidiaries of The Goldman Sachs Group, Inc. Prior to the Business Combination, (i) the Sponsor was jointly owned by GS Sponsor Member and Cote Sponsor Member and (ii) Raanan Agus, a Participating Managing Director of Goldman Sachs, served as a member of GSAH’s board of directors. In addition to the registrable securities held by GSAH Investor Emp LP,

Goldman Sachs holds common stock and warrants of the Company. Goldman Sachs also serves as lender to the Company. Goldman Sachs has also previously acted as financial advisor and placement agent to GSAH. Following the effectiveness of this shelf registration statement, each limited partner of GSAH Investors Emp LP will have the right to request that GSAH Investors Emp LP use its reasonable efforts to sell a portion of the registrable securities held by GSAH Investors Emp LP. The business address of GSAH Investors Emp LP is 200 West Street, New York, New York 10282.
(9)

The registered holders of the referenced shares are the following funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc.: BlackRock Global Funds — Global Allocation Fund, BlackRock Global Funds — Global Dynamic Equity Fund, BlackRock Global Allocation Collective Fund, BlackRock Global Allocation Fund (Australia), BlackRock Global Allocation Fund, Inc., BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc. and BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such investment adviser subsidiaries and such portfolio managers and/or investment committee members is 1 University Square Drive, Princeton, NJ 08540. Interests shown include only the securities registered for resale and may not incorporate all shares deemed to be beneficially held by BlackRock, Inc.

(10)	Investment Corporation of Dubai is controlled by the Government of Dubai. The business address of Investment Corporation of Dubai is Levels 5&6, Gate Village Building 7, DIFC, Dubai, UAE.
(11)

Adage Capital Partners, LP is controlled by its general partner Adage Capital Partners, GP, LLC, which is controlled by its managing member, Adage Capital Advisors, LLC. The business address of Adage Capital Partners, LP is 200 Clarendon St. 52nd floor, Boston, CA 02210.

(12)

Includes: (i) 450,000 shares of Class A common stock held by Fidelity Rutland Square Trust II: Strategic Advisers Core Fund; (ii) 600,000 shares of Class A common stock held by Fidelity Rutland Square Trust II : Strategic Advisers Fidelity U.S. Total Stock Fund — FIAM US Equity Subportfolio; (iii) 2,000,000 shares of Class A common stock held by Fidelity Securities Fund: Fidelity Growth & Income Portfolio; (iv) 450,000 shares of Class A common stock held by Variable Insurance Products Fund III: Growth & Income Portfolio; (v) 160,000 shares of Class A common stock held by Fidelity Advisor Series I: Fidelity Advisor Growth & Income Fund; (vi) 4,500,000 shares of Class A common stock held by Fidelity Hastings Street Trust: Fidelity Series Growth & Income Fund; (vii) 850,000 shares of Class A common stock held by Fidelity Concord Street Trust: Fidelity Large Cap Stock Fund; (viii) 350,000 shares of Class A common stock held by Fidelity Advisor Series I: Fidelity Advisor Large Cap Fund; (ix) 800,000 shares of Class A common stock held by FIAM Target Date Large Cap Stock Commingled Pool; (x) 25,000 shares of Class A common stock held by Fidelity Large Cap Stock Institutional Trust; (xi) 29,000 shares of Class A common stock held by Fidelity Concord Street Trust: Fidelity Large Cap Stock K6 Fund; and (xii) 1,100,000 shares of Class A common stock held by Fidelity Destiny Portfolios: Fidelity Advisor Capital Development Fund, all of the foregoing entities are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company

(“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of FMR LLC is 200 Seaport Blvd. V12E, Boston, Massachusetts 02210.
(13)	Baron Small Cap Fund is an investment company registered under the Investment Company Act of 1940 and its business address is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(14)

Tradeinvest Asset Management Company (BVI) Ltd. is controlled by Sarkis D. Izmirlian and its business address is 6th Floor, Lyford Cay House, Western Road, P.O. Box N-7776 (Slot 193), Nassau, New Providence, Bahamas.

(15)

David M. Cote is the manager of Atlanta Sons LLC. Mr. Cote is also the manager of Cote SPAC 1 LLC and may be deemed to beneficially own the 13,839,167 shares of Class A common stock held by Cote SPAC 1 LLC (consisting of 8,572,500 founder shares and 5,266,667 shares of Class A common stock underlying the private placement warrants). Mr. Cote may also be deemed to beneficially own 50,000 shares of Class A common stock held by his spouse. Mr. Cote disclaims beneficial ownership of the shares held by his spouse except to the extent of his pecuniary interest therein. Interest shown do not reflect the securities held by Cote SPAC 1 LLC or Mr. Cote’s spouse. The business address of Atlanta Sons LLC is 717 Northshore Drive, Anna Maria, Florida 34216.

(16)

Includes: (i) 2,100 shares of our Class A common stock held by Integrated Assets, Ltd.; (ii) 309,172 shares of our Class A common stock held by ICS Opportunities II LLC; (iii) 237,775 shares of our Class A common stock held by ICS Opportunities, Ltd.; and (iv) 4,721,467 shares of our Class A common stock held by Integrated Core Strategies (US) LLC. The business address of Integrated Core Strategies (US) LLC is c/o Millennium Management LLC, 666 Fifth Avenue, 8th Floor, New York, New York 10103. Millennium Management LLC is a registered investment advisor and the general partner of the managing member of Integrated Core Strategies (US) LLC. Millennium Management LLC is also the general partner of the 100% owner of Integrated Assets, Ltd., ICS Opportunities II LLC and ICS Opportunities, Ltd. Millennium International Management LP is the investment manager of each of Integrated Assets, Ltd., ICS Opportunities II LLC and ICS Opportunities, Ltd. Millennium Management LLC may be deemed to have shared voting control and investment discretion over the shares of our Class A common stock held by Integrated Core Strategies (US) LLC, Integrated Assets, Ltd., ICS Opportunities II LLC and ICS Opportunities, Ltd. Millennium International Management LP may be deemed to have shared voting control and investment discretion over the shares of our Class A common stock held by Integrated Assets, Ltd., ICS Opportunities II LLC and ICS Opportunities, Ltd. Millennium Group Management LLC is the managing member of Millennium Management LLC and the general partner of Millennium International Management LP and may also be deemed to have shared voting control and investment discretion over the shares of our Class A common stock held by Integrated Core Strategies (US) LLC, Integrated Assets, Ltd, ICS Opportunities II LLC and ICS Opportunities, Ltd. The managing member of Millennium Group Management LLC is a trust of which Israel A. Englander currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over the shares of our Class A common stock held by Integrated Core Strategies (US) LLC, Integrated Assets, Ltd, ICS Opportunities II LLC and ICS Opportunities, Ltd. The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium International Management LP, Millennium Group Management LLC or Mr. Englander as to the beneficial ownership of the shares of our Class A common stock held by Integrated Core Strategies (US) LLC, Integrated Assets, Ltd., ICS Opportunities II LLC and ICS Opportunities, Ltd.

(17)

Includes 333,333 shares of our Class A common stock. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The business address of Hudson Bay Master Fund Ltd. is c/o Hudson Bay Capital Management LP 777 Third Avenue, 30th Floor, New York, NY 10017.

(18)	Beckensfield Limited is controlled by Athanasios Laskaridis. The business address of Beckensfield Limited is c/o Attendus Trust Company AG, 12 Bahnhofstrasse, 6301 ZUG, Switzerland.

(19)	Waterbeck Group Limited is controlled by Panagiotis Laskaridis. The business address of Waterbeck Group Limited is c/o Attendus Trust Company AG, 12 Bahnhofstrasse, 6301 ZUG, Switzerland.
(20)

Includes: (i) 35,000 founder shares; (ii) 133,333 shares of Class A common stock held by 2017 Steven S Reinemund GRAT, of which Mr. Reinemund is trustee; and (iii) 200,000 PIPE Shares held by 2017 Steven S Reinemund GRAT, of which Mr. Reinemund is trustee.

(21)	Includes: (i) 35,000 founder shares; (ii) 133,333 shares of Class A common stock; and (iii) 200,000 PIPE Shares.
(22)

Includes: (i) 35,000 founder shares held by Mr. Albaugh; (ii) 26,666 shares of Class A common stock held by Mr. Albaugh; and (iii) 50,000 PIPE Shares held by the James F. Albaugh Living Trust, of which Mr. Albaugh is trustee.

(23)	Interests shown are held by Mr. Joseph van Dokkum and Mrs. Lynn van Dokkum, as tenants in common.
(24)	Interests show are held by the Carl and Robin Washington Revocable Trust. Carl D. Washington and Robin L. Washington are trustees of the Carl and Robin Washington Revocable Trust.
(25)

The disclosure with respect to the remaining Selling Holders is being made on an aggregate basis, as opposed to an individual basis, because their aggregate holdings are less than 1% of the outstanding shares of our Class A common stock.

Private Placement Warrants

	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering	Beneficial Ownership After the Offering
Name of Selling Holder	Number of Warrants	%(1)	Number of Warrants	%(1)	Number of Warrants	%
GS Sponsor LLC(2)	5,266,666	15.71%	5,266,666	15.71%	0	0%
Cote SPAC 1 LLC(3)	5,266,667	15.71%	5,266,667	15.71%	0	0%

*	Less than one percent.
(1)	Based upon 10,533,333 private placement warrants outstanding as of March 2, 2021.
(2)

The business address of GS Sponsor LLC is 200 West Street, New York, New York 10282. GS Sponsor LLC is a wholly owned subsidiary of GSAM Holdings LLC, which is a wholly owned subsidiary of The Goldman Sachs Group, Inc. Each of GSAM Holdings LLC and The Goldman Sachs Group, Inc. may be deemed to beneficially own the private placement warrants held by the Sponsor by virtue of their direct and indirect ownership, respectively, over GS Sponsor LLC. Each of GSAM Holdings LLC and The Goldman Sachs Group, Inc. disclaims beneficial ownership of any such private placement warrants except to the extent of their respective pecuniary interest therein.

(3)	David M. Cote is the manager of Cote SPAC 1 LLC. The business address of Cote SPAC 1 LLC is 717 Northshore Drive, Anna Maria, Florida 34216.

Additional information about the selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference herein.

Material Relationships with the Selling Holders

The Selling Holders include certain of our current and former directors and executive officers and their affiliates. For a description of our relationships with such Selling Holders and their affiliates see the sections of our Form 10-K filed with the SEC on March 1, 2021, entitled “Item 10. Directors, Executive Officers and Corporate Governance” and “Item 11. Executive Compensation.

The GS ESC PIPE Investor is a limited partnership of which the general partner and the investment manager are indirect wholly owned subsidiaries of Goldman Sachs. Prior to the Business Combination, (i) our Sponsor was jointly owned by an affiliate of Goldman Sachs and an affiliate of David M. Cote and (ii) Raanan Agus, a

Participating Managing Director of Goldman Sachs, served as a member of GSAH’s board of directors. In addition to the PIPE Shares held by GS ESC PIPE Investor, Goldman Sachs holds Class A common stock and private placement warrants of the Company.

Business Combination

On February 7, 2020 (the “Closing Date”), Vertiv consummated the Business Combination pursuant to the Merger Agreement. The aggregate merger consideration paid by GSAH in connection with the consummation of the Business Combination was approximately $1.5 billion (the “Merger Consideration”). The Merger Consideration was paid in a combination of cash and stock. The amount of cash consideration paid to the Vertiv Stockholder upon the consummation of the Business Combination was $341.6 million. The remainder of the consideration paid to the Vertiv Stockholder upon the consummation of the Business Combination was stock consideration, consisting of the Stock Consideration Shares, which shares were valued at $10.00 per share for purposes of determining the aggregate number of shares of our Class A common stock payable to the Vertiv Stockholder as part of the Merger Consideration. In addition, the Vertiv Stockholder is entitled to receive additional future cash consideration with respect to the Business Combination in the form of amounts payable under the Tax Receivable Agreement, dated as of the Closing Date, by and between the Company and the Vertiv Stockholder (the “Tax Receivable Agreement”).

Each member of the Sponsor, and Mr. James Albaugh, Mr. Roger Fradin and Mr. Steven S. Reinemund, GSAH’s independent directors prior to the Business Combination agreed to waive the anti-dilution adjustments provided for in GSAH’s amended and restated certificate of incorporation, dated June 7, 2018, which were applicable to GSAH’s shares of Class B common stock prior to the Business Combination. As a result of such waiver, the founder shares automatically converted into shares of our Class A common stock on a one-for-one basis upon the consummation of the Business Combination.

In connection with the Business Combination, we entered into certain related agreements including the Tax Receivable Agreement, the Registration Rights Agreement and the stockholders agreement (each of which is described below under “—Related Agreements.”)

Related Agreements

Amended and Restated Registration Rights Agreement

On the Closing Date, we entered into the Registration Rights Agreement, with the initial stockholders, the Vertiv Stockholder, affiliates of David M. Cote, affiliates of Goldman Sachs and certain other PIPE Investors, pursuant to which such holders are entitled to registration rights in respect of certain shares of the Company’s Class A common stock and certain other equity securities of the Company that are held by such holders from time to time.

The Registration Rights Agreement provides that the Company will as soon as practicable but no later than the later of (i) 45 calendar days following the consummation of the Business Combination and (ii) 90 calendar days following the Company’s most recent fiscal year end, file with the SEC a shelf registration statement pursuant to Rule 415 under the Securities Act registering the resale of certain shares of the Company’s Class A common stock and certain other equity securities of the Company held by certain parties to the Registration Rights Agreement and will use its commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (x) the 90th calendar day following the filing date if the SEC notifies the Company that it will “review” such shelf registration statement and (y) the 10th business day after the date the Company is notified in writing by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review.

Each of the Vertiv Stockholder, an affiliate of David M. Cote, and an affiliate of Goldman Sachs is entitled to make up to two demand registrations in any 12 month period in connection with an underwritten shelf takedown offering, in each case subject to certain offering thresholds, applicable lock-up restrictions and certain other conditions. In addition, the holders under the Registration Rights Agreement have certain “piggy-back” registration rights. The Registration Rights Agreement includes customary indemnification and confidentiality provisions. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement.

This registration statement was filed by the Company to meet its obligations under the Registration Rights Agreement. In August 2020, the Vertiv Stockholder sold 26,000,000 shares of our Class A common stock in a secondary offering and in November 2020, the Vertiv Stockholder sold 18,000,000 shares of our Class A common stock in a secondary offering. The Company paid for certain fees and expenses equal to an aggregate of approximately $1.2 million in connection with this registration statement and these offerings.

Stockholders Agreement

On the Closing Date, the Company, the Vertiv Stockholder, an affiliate of David M. Cote, and an affiliate of Goldman Sachs entered into the Stockholders Agreement (the “Stockholders Agreement”). The Stockholders Agreement provides that the Vertiv Stockholder may not transfer its Stock Consideration Shares until August 5, 2020, subject to exceptions allowing for certain transfers to related parties and transfers in connection with extraordinary transactions by the Company.

Pursuant to the Stockholders Agreement, the Vertiv Stockholder has the right to nominate up to four directors to our Board of Directors, subject to its ownership percentage of the total outstanding shares of Class A common stock. If the Vertiv Stockholder holds: (i) 30% or greater of the outstanding Class A common stock, it will have the right to nominate four directors (two of which must be independent); (ii) less than 30% but greater than or equal to 20% of the outstanding Class A common stock, it will have the right to nominate three directors (one of which must be independent); (iii) less than 20% but greater than or equal to 10% of the outstanding Class A common stock, it will have the right to nominate two directors; (iv) less than 10% but greater than or equal to 5% of the outstanding Class A common stock, it will have the right to nominate one director; and (iv) less than 5% of the outstanding Class A common stock, it will not have the right to nominate any directors. As long as the Vertiv Stockholder has the right to nominate at least one director, the Vertiv Stockholder shall have certain rights to appoint its nominees to committees of the Board of Directors and the Company shall take certain actions to ensure the number of directors serving on the Board of Directors does not exceed nine. In addition, the Stockholders Agreement provides that so long as the Company has any Executive Chairman or Chief Executive Officer as a named executive officer, the Company shall take certain actions to include such Executive Chairman or Chief Executive Officer on the slate of nominees recommended by the Board of Directors for election. The Stockholders Agreement also provides that, for so long as the Vertiv Stockholder holds at least 5% of our outstanding Class A common stock, the Vertiv Stockholder will have the right to designate an observer to attend meetings of the Board of Directors, subject to certain limitations.

Tax Receivable Agreement

On the Closing Date, the Company entered into the Tax Receivable Agreement, which generally provides for the payment by us to the Vertiv Stockholder of 65% of the cash tax savings in U.S. federal, state, local and certain foreign taxes, that we actually realize (or are deemed to realize) in periods after the closing of the Business Combination as a result of (i) increases in the tax basis of certain intangible assets of Vertiv resulting from certain pre-Business Combination acquisitions, (ii) certain U.S. federal income tax credits for increasing research activities (so-called “R&D credits”) and (iii) tax deductions in respect of certain Business Combination expenses. We expect to retain the benefit of the remaining 35% of these cash tax savings.

For purposes of the Tax Receivable Agreement, the applicable tax savings will generally be computed by comparing our actual tax liability for a given taxable year to the amount of such taxes that we would have been required to pay in such taxable year without the tax basis in the certain intangible assets, the U.S. federal income tax R&D credits and the tax deductions for certain Business Combination expenses described above. Except as described below, the term of the Tax Receivable Agreement will continue for twelve taxable years following the closing of the Business Combination. However, the payments described in (i) and (ii) above will generally be deferred until the close of our third taxable year following the closing of the Business Combination. The payments described in (iii) above will generally be deferred until the close of our fourth taxable year following the closing of the Business Combination and then payable ratably over the following three taxable year period regardless of whether we actually realize such tax benefits. Payments under the Tax Receivable Agreement are not conditioned on the Vertiv Stockholder’s continued ownership of our stock.

Under certain circumstances (including a material breach of our obligations, certain actions or transactions constituting a change of control, a divestiture of certain assets, upon the end of the term of the Tax Receivable Agreement or, after three years, at our option), payments under the Tax Receivable Agreement will be accelerated and become immediately due in a lump sum. In such case, the payments due upon acceleration would be based on the present value of our anticipated future tax savings using certain valuation assumptions, including that we will generate sufficient taxable income to fully utilize the applicable tax assets and attributes covered under the Tax Receivable Agreement (or, in the case of a divestiture of certain assets, the applicable tax attributes relating to such assets). Consequently, it is possible in these circumstances that the actual cash tax savings realized by us may be significantly less than the corresponding Tax Receivable Agreement payments we are required to make at the time of acceleration. Furthermore, the acceleration of our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity. Additionally, the obligation to make payments under the Tax Receivable Agreement, including the acceleration of our obligation to make payments in the event of a change of control, could make us a less attractive target for a future acquisition.

The Tax Receivable Agreement provides for the payment by us to the Vertiv Stockholder of 65% of the cash tax savings realized (or deemed realized) over a 12-year period after the closing of the Business Combination as described above. In the twelfth year of the Tax Receivable Agreement, an additional payment will be made to the Vertiv Stockholder based on 65% of the remaining tax benefits that have not been realized. The timing of expected future payments under the Tax Receivable Agreement are dependent upon various factors, including the existing tax bases at the time of the Business Combination, the realization of tax benefits, and changes in tax laws. However, as the Company is obligated to settle the remaining tax benefits after 12 years, the Company has concluded that the liability should be measured at fair value and recorded within other long-term liabilities in the consolidated balance sheet at December 31, 2020. The Company has estimated total payments of approximately $191.5 million on an undiscounted basis.

Subscription Agreement

Concurrently with the execution of the Merger Agreement, GSAH entered into Subscription Agreements with the PIPE Investors, including an affiliate of David M. Cote, an affiliate of Goldman Sachs, and certain other “accredited investors” (as defined in Rule 501 under the Securities Act), and their permitted transferees, including certain executive officers of Vertiv (the “Subscribing Vertiv Executives”), pursuant to which the PIPE Investors collectively subscribed for 123,900,000 PIPE Shares for an aggregate purchase price equal to $1,239,000,000. The PIPE Investment was consummated in connection with the Business Combination, pursuant to which the following related parties purchased PIPE Shares at a price of $10.00 per shares:

•	GS ESC PIPE Investor, an affiliate of Goldman Sachs, purchased 8,000,000 PIPE Shares;

•	Cote PIPE Investor, an entity controlled by David M. Cote, purchased 2,000,000 PIPE Shares;

•	Mr. Cote’s spouse, purchased 50,000 PIPE Shares;

•	Members of Mr. Cote’s immediate family jointly purchased 15,000 PIPE Shares;

•	Roger Fradin, one of our directors, purchased 200,000 PIPE Shares;

•	A trust controlled by James F. Albaugh, a former director of GSAH, purchased 50,000 PIPE Shares;

•	A trust controlled by Steven S. Reinemund, one of our directors, purchased 200,000 PIPE Shares;

•	Robin L. Washington, one of our directors, purchased 10,000 PIPE Shares;

•	Joseph J. van Dokkum, one of our directors, and his spouse, jointly purchased 25,000 PIPE Shares;

•	Robert Johnson, one of our directors and executive officers, purchased 123,120 PIPE Shares;

•	David Fallon, one of our executive officers, purchased 52,387 PIPE Shares;

•	John Hewitt, one of our executive officers, purchased 35,650 PIPE Shares;

•	Jason Forcier, one of our executive officers, purchased 38,475 PIPE Shares;

•	Stephen Liang, one of our executive officers, purchased 37,062 PIPE Shares;

•	Andrew Cole, one of our former executive officers, purchased 35,650 PIPE Shares;

•	Giordano Albertazzi, one of our executive officers, purchased 26,859 PIPE Shares;

•	Steve Lalla, one of our former executive officers, purchased 25,650 PIPE Shares;

•	Pat Johnson, one of our executive officers, purchased 31,802 PIPE Shares;

•	Gary Niederpruem, one of our executive officers, purchased 24,618 PIPE Shares; and

•	Colin Flannery, one of our former executive officers, purchased 17,825 PIPE Shares.

The PIPE Shares were not registered under the Securities Act, and were issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The Subscription Agreements for the PIPE Investors (other than (1) the PIPE Investors who are party to and whose registration rights are governed by the Registration Rights Agreement, and (2) certain executive officers of Vertiv) (the “Non-Sponsor PIPE Investors”) provide for certain registration rights. In particular, the Company was required to file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of such shares, and such registration statement is required to be kept effective for at least two years after effectiveness or until the shares thereunder have been sold by the Non-Sponsor PIPE Investors. In addition, the Non-Sponsor PIPE Investors that purchased shares for an aggregate purchase price in excess of $100,000,000 were entitled to make up to two demands in the aggregate for traditional underwritten registrations, plus up to two demands in the aggregate for block trades, in any 12 month period immediately following the closing date of the Business Combination, in each case subject to certain thresholds, along with certain “piggy-back” registration rights. This registration statement was filed to fulfill the Company’s obligations under these agreements.

Related Party Payments

Goldman Sachs & Co. LLC acted as financial advisor to GSAH in connection with, and participated in certain of the negotiations leading to, the Business Combination. In connection with the Business Combination, an aggregate amount of approximately $50 million in deferred underwriting discount, advisory fees and placement agent fees, was paid to Goldman Sachs & Co. LLC, which payment was contingent upon completion of the Business Combination. Goldman Sachs & Co. LLC has provided certain financial advisory and/or underwriting services to GSAH from time to time for which the Investment Banking Division of Goldman Sachs & Co. LLC has received, and may receive, compensation, including having acted as sole bookrunner with respect to the GSAH’s IPO in June 2018. During the two-year period ended December 10, 2019, Goldman Sachs & Co. LLC has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to GSAH of approximately $11.1 million. Prior to the Business Combination, Goldman Sachs & Co. LLC was an affiliate of GSAH and the Sponsor and is an affiliate of GS Sponsor Member and GS ESC PIPE Investor (Raanan A. Agus, one of GSAH’s directors prior to the Business Combination, is also a Participating Managing Director of Goldman Sachs). Goldman Sachs & Co. LLC acted as an underwriter in the two secondary offerings of the Company’s Class A common stock by the Vertiv Stockholder.

At the time of the Business Combination, affiliates of Goldman Sachs were lenders to Vertiv under its existing term loan facility and existing asset-backed revolving credit facility, with an aggregate of approximately $23.5 million outstanding to, and approximately $16.3 million committed by such affiliates in the existing term loan facility and the existing asset-backed revolving credit facility, respectively at the time of the Business Combination. Vertiv used a portion of the proceeds from the Business Combination, including the PIPE Investment, to repay approximately $1.29 billion of the outstanding indebtedness under the existing term loan facility and $176 million of the outstanding indebtedness under the existing asset-backed revolving credit facility and, as a result, such affiliates received their pro rata portion of such proceeds. In addition, at the time of the Business Combination, affiliates of Goldman Sachs held an aggregate of approximately $180,000 of outstanding notes. In connection with certain refinancing transactions, on March 2, 2020, we amended and extended the maturity of the asset-backed revolving credit facility and entered into a new term loan credit agreement, with the borrowings thereunder used to repay or redeem, as applicable, in full the existing term loan facility and the outstanding notes. Affiliates of Goldman Sachs are lenders to Vertiv under the new term loan credit agreement and the amended asset-backed revolving credit facility, with an aggregate of approximately $1 million outstanding to, and approximately $55 million committed by, such affiliates in the new term loan and the asset-backed revolving credit facility, respectively, as of March 10, 2021.

Vertiv Related Party Transactions

Former Services Agreement

Vertiv Group and Platinum Advisors were parties to a corporate advisory services agreement (the “Services Agreement”), which agreement terminated upon the closing of the Business Combination. Under the terms of the Services Agreement, Platinum Advisors provided to Vertiv Group and its subsidiaries certain corporate advisory services (including but not limited to advice on the following topics: general corporate, financing, financial planning, management, administration, and commercial and marketing activities). In consideration of these and other services, Vertiv Group paid an annual advisory fee to Platinum Advisors of no greater than $15.0 million. In addition to the fees paid to Platinum Advisors pursuant to the Services Agreement, Vertiv Group paid Platinum Advisors’ out-of-pocket expenses and costs paid to any person who is not managed by Platinum Advisors and in whom Platinum Advisors does not have a pecuniary interest, in each case incurred in connection with providing management services to Vertiv Group. For the years ended December 31, 2020, 2019 and 2018, Vertiv recorded $0.5 million, $5.0 million, and $5.0 million, respectively in charges related to the Services Agreement. Additionally, for the year ended December 31, 2019, Vertiv recorded $0.4 in charges related to other legal and consulting services and $1.3 million related to an acquisition completed for the year ended December 31, 2018. In addition, Platinum Advisors received a transaction fee of $25.0 million upon the closing of the Business Combination pursuant to a formula that was set out in the Services Agreement.

Transactions with Affiliates of Platinum Advisors

The Company also purchased and sold goods in the ordinary course of business with affiliates of Platinum Advisors. For the years ended December 31, 2020, 2019, and 2018, purchases were $64.3 million, $65.0 million, and $56.5 million, respectively.

Independent Contractor Agreement

On January 1, 2021, Vertiv Corporation entered into an Independent Contractor Agreement with International Transformation Partners, LLC, an entity affiliated with Andrew Cole, the Company’s former Chief Organizational Development and Human Resources Officer, for advisory and executive mentorship services. Compensation under the agreement is $250,000 per year, the term of the agreement is one year, and the agreement contains standard contractual terms.

Other Material Relationships

David Cote, the Executive Chairman of the Company, is a member of the Temasek Americas Advisory Panel, for which he is consulted for advice on Temasek Holdings (Private) Limited’s operations in the United States. Aranda Investments Pte. Ltd., one of the Selling Holders, is an indirect wholly owned subsidiary of Temasek Holdings (Private) Limited.

DESCRIPTION OF SECURITIES

The following summary of certain material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. You should refer to our organizational documents and the warrant agreement, which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by reference to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as applicable.

Authorized and Outstanding Stock

Our Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) authorizes the issuance of 725,000,000 shares of capital stock, consisting of (1) 720,000,000 shares of common stock, including (a) 700,000,000 shares of Class A common stock, $0.0001 par value per share, and (b) 20,000,000 shares of undesignated common stock, $0.0001 par value per share, and (2) 5,000,000 shares of preferred stock, par value $0.0001 per share.

As of March 2, 2021, our issued and outstanding share capital consisted of: (i) 351,440,743 shares of Class A common stock, held of record by approximately 60 holders, (ii) no shares of preferred stock and (iii) 10,533,333 private placement warrants, held of record by approximately two warrant holders. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under our Certificate of Incorporation, the holders of our common stock possess or will possess all voting power for the election of our directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders. The holders of our common stock will at all times vote together as one class on all matters submitted to a vote of the holders of our common stock.

Dividends

Subject to the rights, if any of the holders of any outstanding shares of preferred stock, holders of our common stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of our common stock will be entitled to receive all of our remaining assets available for distribution to stockholders, ratably in proportion to the number of shares of our common stock held by them, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders will have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock.

Election of Directors

There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at a meeting of stockholders by holders of our Class A common stock.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Private Placement Warrants

Sponsor purchased 10,533,333 private placement warrants at a price of $1.50 per warrant for an aggregate purchase price of $15,800,000 in a private placement that occurred concurrently with the IPO. Immediately prior to the completion of the Business Combination, Sponsor dissolved and distributed 5,266,667 private placement warrants to the Cote Sponsor Member and 5,266,666 to the GS Sponsor Member. The private placement warrants are not be redeemable by us so long as they are held by the Sponsor Members. The Sponsor Members, or their respective permitted transferees, have the option to exercise the private placement warrants on a cashless basis and are entitled to certain registration rights. If the private placement warrants are held by holders other than the Sponsor Members or their respective permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders as described below.

If any holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the private placement warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the private placement warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of private placement warrants. If a holder of private placement warrants is affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities.

We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a private placement warrant and will have no obligation to settle such private placement warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common issuable upon exercise of the private placement warrants is then effective and a current prospectus relating to those shares of Class A common stock is available, subject to our satisfying our obligations described below with respect to registration. No private placement warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their private placement warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a private placement warrant, the holder of such private placement warrant will not be entitled to exercise such private placement warrant and such private placement warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such private placement warrant will have paid the full purchase price for the unit solely for the share of Class A common stock underlying such unit.

The registration statement of which this prospectus is a part provides for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the private placement warrants. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the private placement warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a private placement warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of private placement warrants who exercise their private placement warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Private Placement Warrants for Cash.

If the private placement warrants are held by holders other than the Sponsor Members or their respective permitted transferees, we may call the private placement warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the last reported sale price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the private placement warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the private placement warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Private Placement Warrants for Shares of Class A Common Stock. If the private placement warrants are held by holders other than the Sponsor Members or their respective permitted transferees, we may redeem the outstanding warrants:

•	in whole and not in part;

•

at a price equal to a number of shares of Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of private placement warrants, and the number of months that the corresponding redemption date precedes the expiration date of the private placement warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a private placement warrant is adjusted as set forth in the first three paragraphs under the heading “—Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a private placement warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a private placement warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a private placement warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each private placement warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the private placement warrants is $11 per share, and at such time there are 57 months until the expiration of the private placement warrants, we may choose to, pursuant to this redemption feature, redeem the private placement warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the private placement warrants is $13.50 per share, and at such time there are 38 months until the expiration of the private placement warrants, we may choose to, pursuant to this redemption feature, redeem the private placement warrants at a “redemption price” of 0.298 shares of Class A common stock for each whole private placement warrant. Finally, as reflected in the table above, we can redeem the private placement warrants for no consideration in the event that the private placement warrants are “out of the money” (i.e. the trading price of our Class A common stock is below the exercise price of the private placement warrants) and about to expire.

This redemption feature is structured to allow for all of the outstanding warrants held by holders other than the Sponsor Members or their respective permitted transferees to be redeemed when the Class A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the private placement warrants. We have established this redemption feature to provide us with the flexibility to redeem the private placement warrants for shares of Class A common stock, instead of cash, for “fair value” without the private placement warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Private Placement Warrants for Cash.” Holders of the private placement warrants will, in effect, receive a number of shares representing fair value for their warrants based on a Black-Scholes option pricing model with a fixed volatility input. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding warrants, in this case, for shares of Class A common stock, and therefore have certainty as to (1) our capital structure as the private placement warrants would no longer be outstanding and would have been exercised or redeemed and (2) to the amount of cash provided by the exercise of the private placement warrants and available to us, and also provides a ceiling to the theoretical value of the private placement warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the private placement warrants for shares of Class A common stock if we determine it is in our best interest to do so. As such, we would redeem the private placement warrants in this manner when we believe it is in our best interest to update our capital structure to remove the private placement warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the private placement warrants for shares of Class A common stock, without having to negotiate a redemption price with the warrant holders. In addition, the warrant holders will have the ability to exercise the private placement warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the private placement warrants held by holders other than the Sponsor Members or their respective permitted transferees when the Class A common stock is trading at a price starting at $10, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of shares of Class A common stock). If we choose to redeem the private placement warrants when the Class A common stock is trading at a price below the exercise price of the private placement warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A common stock if and when our Class A common stock is trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

Redemption Procedures and Cashless Exercise. If we call the private placement warrants held by holders other than the Sponsor Members or their respective permitted transferees for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of private placement warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our private placement warrants. In such event, each holder would pay the exercise price by surrendering the private placement warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the private placement warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the private placement warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of private placement warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the private placement warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the private placement warrants. If we call our private placement warrants for redemption and our management does not take advantage of this option, the Sponsor Members and their respective permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a private placement warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such private placement warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each private placement warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (1) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the private placement warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the private placement warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Class A common stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of our Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each private placement warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the private placement warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the private placement warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the private placement warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the private placement warrants and in lieu of the shares of our Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the private placement warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each private placement warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A common stock, the holder of a private placement warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The private placement warrants have been issued under a warrant agreement between Computershare Trust Company, N.A. and Computershare Inc., acting together as warrant agent, and us. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a description of the terms and conditions applicable to the private placement warrants. The warrant agreement provides that the terms of the private placement warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision.

The private placement warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of private placement warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the private placement warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Dividends

On December 17, 2020, we paid our first annual dividend of $0.01 per share of Class A common stock, payable to shareholders of record, including holders of record of our units, on December 2, 2020. We are a holding company without any direct operations and have no significant assets other than our ownership interest in a merger subsidiary. Accordingly, our ability to pay dividends depends upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us. For example, the ability of our subsidiaries to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by the terms of the agreements governing our outstanding indebtedness. The declaration and payment of dividends is also at the discretion of our Board of Directors and depends on various factors including our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our Board of Directors.

In addition, under Delaware law, our Board of Directors may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then-current and/or immediately preceding fiscal year.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, N.A. and our warrant agent for our private placement warrants is Computershare Trust Company, N.A. and Computershare Inc. (collectively, “Computershare”), acting together. We have agreed to indemnify and hold harmless Computershare in its roles as transfer agent from and against any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability arising out of or attributable to Computershare’s duties as transfer agent, except for Computershare’s negligence, willful misconduct or breach of confidentiality. We have also agreed to indemnify and hold harmless Computershare in its roles as warrant agent against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as warrant agent; provided, however, that such covenant and agreement of us does not extend to, and Computershare shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by Computershare as a result of, or arising out of, its gross negligence, bad faith or willful misconduct (each as determined by a final judgment of a court of competent jurisdiction).

Certain Anti-Takeover Provisions of Delaware Law, the Charter and Bylaws

Our Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. Certain of these provisions provide:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the requirement that directors may only be removed from the Board for cause;

•

the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board or the Chief Executive Officer of the Company, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Forum Selection

Our Certificate of Incorporation includes a forum selection clause, which provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees of the Company to the Company or our stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or bylaws; or (d) any action asserting a claims governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim (i) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (ii) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (iii) for which the Court of Chancery does not have subject matter jurisdiction or (iv) arising under the federal securities laws, including the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

Stockholders Agreement

Pursuant to the Stockholders Agreement, the Vertiv Stockholder has the right to nominate up to four directors to our Board of Directors, subject to its ownership percentage of the total outstanding shares of Class A common stock. If the Vertiv Stockholder holds: (i) 30% or greater of the outstanding Class A common stock, it will have the right to nominate four directors (two of which must be independent); (ii) less than 30% but greater than or equal to 20% of the outstanding Class A common stock, it will have the right to nominate three directors (one of which must be independent); (iii) less than 20% but greater than or equal to 10% of the outstanding Class A common stock, it will have the right to nominate two directors; (iv) less than 10% but greater than or equal to 5% of the outstanding Class A common stock, it will have the right to nominate one director; and (iv) less than 5% of the outstanding Class A common stock, it will not have the right to nominate any directors. As long as the Vertiv Stockholder has the right to nominate at least one director, the Vertiv Stockholder shall have certain rights to appoint its nominees to committees of the Board of Directors and the Company shall take certain actions to ensure the number of directors serving on the Board of Directors does not exceed nine. In addition, the Stockholders Agreement provides that so long as the Company has any Executive Chairman or Chief Executive Officer as a named executive officer, the Company shall take certain actions to include such Executive Chairman or Chief Executive Officer on the slate of nominees recommended by the Board of Directors for election. The Stockholders Agreement also provides that, for so long as the Vertiv Stockholder holds at least 5% of our outstanding Class A common stock, the Vertiv Stockholder will have the right to designate an observer to attend meetings of the Board, subject to certain limitations.

Listing

Our Class A common stock are traded on the NYSE under the symbols “VRT.”

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Holders or their permitted transferees of (i) up to 156,228,942 shares of Class A common stock (including 10,533,333 shares of Class A common stock that may be issued upon exercise of the private placement warrants) and (ii) up to 10,533,333 private placement warrants. We are also registering the issuance by us of up to 10,533,333 shares of our Class A common stock that may be issued upon exercise of private placement warrants to purchase Class A common stock.

The Selling Holders may offer and sell, from time to time, their respective shares of Class A common stock and private placement warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their securities by one or more of, or a combination of, the following methods:

•	on the NYSE, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through the distribution of the securities by any Selling Holder to its partners, members or stockholders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	by pledge to secured debts and other obligations;

•	to or through underwriters or agents;

•	“at the market” or through market makers or into an existing market for the securities;

•	any other method permitted pursuant to applicable law.

The Selling Holders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Holders and, at the time of the determination, may be higher or lower than the market price of our securities on the NYSE or any other exchange or market.

The Selling Holders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers that in turn may sell the securities. The shares may be sold directly or through broker-dealers acting as principal or agent or pursuant to a distribution by one or more underwriters (which may include the prospective underwriters, as defined below) on a firm commitment or best-efforts basis. The Selling Holders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Holders. The Selling Holders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Holders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Selling Holders party to Subscription Agreements or the Registration Rights Agreement have agreed, and the other Selling Holders may agree, to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Holders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Holders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York has passed upon the validity of the Class A common stock and private placement warrants covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Vertiv Holdings Co appearing in Vertiv Holdings Co’s Annual Report (Form 10-K) for the year ended December 31, 2020, as amended on Form 10-K/A and the effectiveness of Vertiv Holdings Co’s internal control over financial reporting as of December 31, 2020 included in its Form 10-K/A, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which conclude, among other things, that Vertiv Holdings Co did not maintain effective internal control over financial reporting as of December 31, 2020, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weaknesses described therein, and incorporated by reference therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

20,000,000 shares

Vertiv Holdings Co

Class A common stock

Prospectus Supplement

Sole Underwriter

BofA Securities

August 7, 2023